Exhibit 99(n)(2)

CONSENT OF THOMAS J. HERZFELD ADVISORS, INC.

We hereby consent to the reference to our Firm under the headings “Prospectus Summary — Purposes of the Offer” and “Purposes of the Offer” in the prospectus of Credit Suisse High Yield Bond Fund filed as part of its Registration Statement on Form N-2 (File No. 333-168531).

/s/ Thomas J. Herzfeld Advisors, Inc.
Thomas J. Herzfeld Advisors, Inc.

Miami, Florida

September 2, 2010